UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2019

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 617-1309

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Introductory Note

On January 5, 2018, Melinta Therapeutics, Inc. (the “Company”) entered into a Facility Agreement (the “Deerfield Facility”) by and among the Company, as borrower, certain of the Company’s subsidiaries party thereto as guarantors (collectively with the Company, the “Loan Parties”), Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. (collectively referred to herein as “Deerfield”), as lenders, and Cortland Capital Market Services LLC, as agent for the lenders, for a secured loan facility. In connection with entering into the Deerfield Facility, the Company issued to Deerfield warrants to purchase an aggregate of 3,792,868 shares of the Company’s common stock (collectively, the “Deerfield Warrants”). Also pursuant to the Deerfield Facility, the Company and Deerfield entered into a registration rights agreement, dated January 5, 2018 (the “Deerfield Registration Rights Agreement”), in respect of the shares of common stock issued to Deerfield at the time of entering into the Deerfield Facility and issuable upon exercise of, or otherwise pursuant to, the Deerfield Warrants. The foregoing agreements and transactions are further described in, and the description herein with respect thereto is qualified by reference to, the Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 9, 2018.

On December 31, 2018, the Loan Parties entered into a Senior Subordinated Convertible Loan Agreement (the “Vatera Loan Agreement”) with Vatera Healthcare Partners LLC (“VHP”) and Vatera Investment Partners LLC (“VIP” and, together with VHP, “Vatera”) for a $135 million senior subordinated convertible loan facility (the “Vatera Facility,” and the loans made thereunder, the “Vatera Convertible Loans”). The Vatera Facility and the Vatera Convertible Loans are further described in, and the description herein with respect thereto is qualified by reference to, the Form 8-K filed by the Company with the SEC on January 3, 2019.

Item 1.01.	Entry into a Material Definitive Agreement.

Deerfield Facility Amendment

On January 14, 2019, the Loan Parties and Deerfield entered into an amendment to the Deerfield Facility (the “Deerfield Facility Amendment”). The Deerfield Facility Amendment is a condition (among other conditions) to funding the Vatera Facility. The amendments set forth in the Deerfield Facility Amendment, except for specified amendments described below which are immediately effective, will become effective, subject to the satisfaction (or waiver) of certain applicable conditions precedent, upon the funding of the initial $75 million disbursement under the Vatera Facility (the “Deerfield Facility Amendment Effective Date”).

The Deerfield Facility Amendment, upon the satisfaction or waiver of the applicable conditions, will (i) modify the definition of “change of control” under the Deerfield Facility to permit VHP, VIP and their respective affiliates to own 50% or more of the equity interests in the Company on a fully diluted basis; (ii) modify the definition of “Indebtedness” under the Deerfield Facility to exclude certain specific payments under (x) the Agreement and Plan of Merger, dated as of December 3, 2013, among the Medicines Company, Rempex Pharmaceuticals, Inc. and the other parties thereto and (y) the Purchase and Sale Agreement, dated as of November 28, 2017, between The Medicines Company and Melinta Therapeutics, Inc.; (iii) modify the definition of “Permitted Indebtedness” under the Deerfield Facility to permit the payment of a certain amount of the interest on the Vatera Convertible Loans in cash; (iv) permit the Company’s audited financial statements for the fiscal year ending December 31, 2018, to be delivered with an explanatory paragraph expressing doubt as to the Company’s status as a going concern; (v) reduce the net sales covenant set forth in the Deerfield Facility for all periods after December 31, 2018, by 15%; (vi) require the Company to hold a minimum cash balance of $40 million through March 31, 2020, and thereafter $25 million (the current requirement); (vii) increase the exit fee under the Deerfield Facility to 4%; and (viii) make certain other technical modifications, including to accommodate the Vatera Facility and the Vatera Convertible Loans.

In connection with the Deerfield Facility Amendment, the Company agreed that, among other things, $74 million in principal amount of the loans under the Deerfield Facility (the “Deerfield Convertible Loan”) would be made convertible into shares of the Company’s common stock at Deerfield’s option at any time and evidenced by a convertible note (the “Deerfield Convertible Note”), subject to the 4.985% Ownership Cap as described below. The conversion price for the Deerfield Convertible Loan (the “Deerfield Convertible Loan Conversion Price”) will be the greater of (i) $1.03, which will be the minimum initial conversion price and is the minimum price in accordance with applicable Nasdaq rules, subject to adjustment for stock splits (including a reverse split), stock combinations or similar transactions, and (ii) 95% of the lesser of (A) the closing price of the Company’s common stock on the trading day immediately preceding the conversion date and (B) the arithmetic average of the volume weighted average price of the Company’s common stock on each of the three trading days immediately preceding the conversion date. A lender’s ability to convert its portion of the Deerfield Convertible Loan will be subject to a restriction that no lender will be permitted to convert such portion if it would result in such lender and its affiliates beneficially owning more than 4.985% of the total number of shares of the Company’s common stock outstanding (the “4.985% Ownership Cap”). However, that will not prevent a lender from periodically converting its portion of the loan up to the 4.985% Ownership Cap and then selling the shares such that up to $74 million of the loan is converted over time. However, no lender may, without the approval of a majority of the Company’s board of directors, sell or dispose, in a pre-arranged single transaction or series of related transactions any shares of the Company’s common stock issued upon conversion of the Deerfield Convertible Loan to any person or group if such lender knows, in advance of effecting such transaction or series of related transactions, that such transferee holds, or after giving effect to such sale would hold, in excess of 15% of the issued and outstanding shares of the Company’s common stock. This 15% limitation does not apply if the sale is part of a tender offer or exchange offer made to all stockholders of the Company, or otherwise is in connection with a merger or other business combination transaction and also does not restrict the ability of any lender to transfer all or any portion of the Deerfield Convertible Note in accordance with its terms or to sell any shares of the Company’s common stock that have been issued upon conversion of the Deerfield Convertible Loan in open-market transactions.

The Deerfield Convertible Loan will continue to be secured by the collateral and the liens granted pursuant to the Deerfield Facility and related loan documents.

The Deerfield Facility Amendment also amends, effective immediately, the Deerfield Warrants to replace the 9.985% ownership cap set forth therein with a 4.985% Ownership Cap. As a result, the Deerfield Warrants are subject to a restriction on the exercise thereof to the extent that, upon such exercise, a holder, its affiliates and any “group” of which such holder is a member would beneficially own greater than 4.985% of the outstanding shares of the Company’s common stock. The Deerfield Facility Amendment also amends, effective immediately, the share payment provisions described in Exhibit 2.7 of the Deerfield Facility to replace the 9.985% ownership cap set forth therein with a 4.985% Ownership Cap. As a result, the Company is subject to a restriction on its ability to satisfy interest due and payable through the issuance of the Company’s common stock to the extent that, upon such issuance, a holder, its affiliates and any “group” of which such holder is a member would beneficially own greater than 4.985% of the outstanding shares of the Company’s common stock.

The Deerfield Facility Amendment also provides that the Deerfield Registration Rights Agreement will cover the shares of the Company’s common stock issuable upon conversion of the $5 million of convertible loans that will be deemed funded by Deerfield upon the initial funding under the Vatera Loan Agreement.

In addition to the funding of the initial $75 million disbursement under the Vatera Facility, the effectiveness of the Deerfield Facility Amendment also is subject to the satisfaction (or waiver) of other conditions, including, without limitation, the absence of a default or event of default under the Deerfield Facility; the accuracy of the representations and warranties made by the Company in the Deerfield Facility Amendment; the payment of all fees and all expenses incurred by Deerfield in connection with the Deerfield Facility Amendment; the Vatera Facility and loan documents related thereto and the Subordination Agreement entered into by the Loan Parties and Deerfield remain in full force and effect and all conditions under the Vatera Facility to the effectiveness thereof have been satisfied (or waived); the Company obtains the Stockholder Approval (as defined in the Vatera Loan Agreement) and files the applicable amendment to the Certificate of Incorporation of the Company and the Certificate of Designations for the preferred stock with the Secretary of State of the State of Delaware; the common stock of the Company issuable upon conversion of the Deerfield Convertible Loan has been approved for listing on the Nasdaq Global Select Market or another eligible market; and the delivery to Deerfield of the Deerfield Convertible Note and any note evidencing the Deerfield Subordinated Loan (as defined below).

In addition, the Company is required at all times after the effective date of the Deerfield Facility Amendment to reserve and keep available a sufficient number of shares of common stock for the purpose of enabling the Company to issue all of the underlying shares of common stock issuable pursuant to the Deerfield Convertible Note.

Vatera Facility Amendment

In addition, on January 14, 2019, the Company and Vatera entered into an amendment and restatement of the Vatera Loan Agreement (the “A&R Vatera Loan Agreement”) pursuant to which, among other things, Deerfield will be deemed to have funded an additional $5 million of senior subordinated convertible loans under the Vatera Facility as consideration for entering into the Deerfield Facility Amendment (the “Deerfield Subordinated Loan”), subject to the satisfaction of certain conditions, including the funding of the initial $75 million disbursement under the Vatera Facility. The Deerfield Subordinated Loan will be in addition to the up to $135 million of Vatera Convertible Loans that may actually be funded under the Vatera Facility, and will have substantially the same terms and conditions, including conversion terms, as the Vatera Convertible Loans that may actually be funded by Vatera under the Vatera Facility. A lender’s ability to convert its portion of the Deerfield Subordinated Loan will be subject to the 4.985% Ownership Cap.

Additionally, the A&R Vatera Loan Agreement will terminate if the initial disbursement thereunder is not completed by February 25, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The Deerfield Convertible Note and the Deerfield Subordinated Loan are being acquired from the Company in reliance upon an exemption from registration under Section 3(a)(9) and Section 4(a)(2), respectively, and are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). To the extent that any shares of the Company’s stock are issued upon conversion of the Deerfield Convertible Note and the Deerfield Subordinated Loan, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof.

Item 8.01.	Other Items.

Additional Information and Where to Find It

The Company has filed with the SEC a revised preliminary proxy statement (the “Revised Preliminary Proxy Statement”) for a special meeting with respect to certain proposals related to the Vatera Facility and the Deerfield Facility, as further described therein. STOCKHOLDERS ARE URGED TO READ THE REVISED PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, VATERA, DEERFIELD, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Stockholders are able to obtain free copies of the Revised Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of the Revised Proxy Statement and other documents filed by the Company with the SEC by contacting the Company’s proxy solicitor, Georgeson, LLC, at 800-905-7281.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the proposals that are contained in the Revised Proxy Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposals, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Revised Proxy Statement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2017, and its Proxy Statement on Schedule 14A, dated May 11, 2018, each of which are filed with the SEC and can be obtained free of charge from the source indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Senior Subordinated Convertible Loan Agreement, originally dated as of December 31, 2018, and amended and restated as of January 14, 2019, by and among Melinta Therapeutics, Inc., the other loan parties party hereto from time to time, and the lenders party hereto from time to time

10.2	First Amendment to Facility Agreement, dated as of January 14, 2019, by and among Melinta Therapeutics, Inc., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P. and Cortland Capital Market Services LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2019	Melinta Therapeutics, Inc.

	By:	/s/ Peter Milligan

Peter Milligan
Chief Financial Officer